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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-1 and related Prospectus of CombinatoRx, Incorporated for the registration of 4,682,942 shares of its common stock and to the incorporation by reference therein of our report dated January 30, 2006, with respect to the consolidated financial statements of CombinatoRx, Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 19, 2006

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Consent of Independent Registered Public Accounting Firm